Exhibit 99.1

[GRAPHIC APPEARS HERE]

Viisage Raises $13.3 Million in Private Placement

J. & W. Seligman & Co. Incorporated Leads Financing that Strengthens Company’s

Balance Sheet and Expands Institutional Presence in Viisage’s Investor Base

LITTLETON, MASS. — September 9, 2003 —Viisage (Nasdaq: VISG), a leading provider of advanced technology identity verification solutions, announced today that it has sold approximately 3,500,000 shares of the Company’s Common Stock, at a purchase price of $3.775 per share, in a private placement with certain institutional investors, providing gross proceeds to the Company of approximately $13.3 million. J. & W. Seligman & Co. Incorporated, a premier technology investor, led the financing. Needham & Company, Inc. and Adams, Harkness & Hill, Inc. served as placement agents for the transaction.

“This is an extremely important accomplishment for Viisage for several reasons,” commented Viisage Senior Vice President and Chief Financial Officer Bill Aulet. “First, the capital raised strengthens our balance sheet and allows us to fund growth initiatives. A stronger balance sheet also will provide us the opportunity to restructure our current debt agreements and thereby reduce our overall cost of capital. Second, this transaction brings a well-respected group of institutional investors, led by J. & W. Seligman, into our stockholder base, assisting us in achieving a healthy balance of retail and institutional investors. Third, this transaction represents a strong endorsement by a group of knowledgeable investors of our strategy to make Viisage the leader in the rapidly expanding identity verification market. These investors have recognized our successful execution over the past three quarters, during which time we have grown top line revenues, substantially improved operations, reduced costs and shown excellent progress on the bottom line. For all of these reasons, we feel this is a very important milestone for Viisage in providing a strong financial base for growth and also in establishing deeper relationships with the investor community upon which we will build going forward.”

“J. & W. Seligman sees Viisage as an exciting investment opportunity. We find the space of information security and biometrics an attractive one, and we are impressed with the progress that Viisage’s new management team has made in a short period of time. We see a potential great market opportunity and a company well positioned to capitalize on it,” said Greg Cote, Senior Vice President, J. & W. Seligman & Co. Incorporated.

About Viisage

Viisage (Nasdaq: VISG) delivers advanced technology, identity verification solutions for governments, law enforcement agencies, and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates secure documents and face recognition solutions that intelligently, reliably, and securely identify individuals. Viisage’s solutions power the largest number of identity verification applications on the market today. With over 2,000 installations worldwide, Viisage’s solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

About J. & W. Seligman & Co. Incorporated

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. As well as providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios, a range of retirement services, and investment options offered within North Carolina’s National College Savings Program, a 529 program. Additionally, it manages Tri-Continental Corporation and two closed-end municipal bond funds, which are traded on the New York Stock Exchange. Seligman also manages a range of offshore investments available exclusively for non-US investors. J. & W. Seligman & Co. Incorporated has an additional office in Palo Alto, California.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q.

This press release does not constitute an offer to sell or the solicitation of an offer to buy a security. The shares issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. The Company has agreed to file a registration statement covering the resale of the shares.

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